Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of PowerMedChairs, of our report dated July 11, 2014 on our audit of the balance sheet of PowerMedChairs as of March 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and from inception on February 22, 2013 through March 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

July 15, 2014

50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351